  EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 (File number yet to be assigned) of our audit report dated January 26, 2022, with respect to the consolidated balance sheets of Skkynet Cloud Systems, Inc. as of October 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years then ended, appearing in the Annual Report on Form 10-K for the year ended October 31, 2021.

We also consent to the references to us under the heading “Experts” within the Registration Statement.

Fruci & Associates II, PLLC

February 15, 2022